EXPENSE LIMITATION AGREEMENT

April 1, 2013

Administrative Data Management Corp.
55 Broadway
New York, NY 10006

Dear Ladies and Gentlemen:

As transfer agent to First Investors Income Funds, First Investors Equity Funds and First Investors Tax Exempt Funds (each, a “Trust”), Administrative Data Management Corp. (“transfer agent”), agrees to reimburse transfer agency expenses of the Institutional and Advisor Class Shares of the series of the Trusts, as set forth on Attachment A hereto (each such series, a “fund” and together the “Funds”), to the extent that the transfer agency fees and expenses (including out of pocket expenses) of the Institutional Class shares and Advisor Class shares, respectively, of the Funds exceed the limitations set forth in Attachment A (“Agreement”).

For a period not to exceed three (3) years from the date the transfer agent pays an expense hereunder, the transfer agent may, in its discretion, recover such expense from a Fund to the extent that the transfer agency expenses for the Institutional Class or Advisor Class shares, as applicable, of that Fund on the date of recovery do not exceed the expense limitations set forth in Attachment A.

The transfer agent agrees that it shall look only to the assets of each Fund individually for performance of this Agreement and for any claims for payment.  No trustees, officers, employees, agents or shareholders of the Trusts shall be personally liable for performance by the Funds under this Agreement.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling.  Any amendment to this Agreement shall be in writing signed by the parties hereto.  Subject to approval by the transfer agent, this Agreement may be amended or terminated with respect to a Trust, on behalf of any of its Funds, by the Trust’s Board of Trustees without the approval of Trust shareholders.

Very truly yours,

FIRST INVESTORS INCOME FUNDS

By:           /s/  Derek Burke
Name:       Derek Burke
Title:         President

FIRST INVESTORS EQUITY FUNDS

By:           /s/ Derek Burke
Name:      Derek Burke
Title:        President

FIRST INVESTORS TAX EXEMPT FUNDS

By:           /s/ Derek Burke
Name:      Derek Burke
Title:        President

ADMINISTRATIVE DATA MANAGEMENT CORP.

By: /s/ Derek Burke
Name:  Derek Burke
Title:   President

Attachment A

Expense Limitations

The transfer agency fees and expenses of the Institutional Class shares and the Advisor Class shares, respectively, of each Fund set forth below shall be limited, pursuant to this Agreement, to no more than 0.05% and 0.20%, respectively (as a percent of average daily net assets attributable to each stated class).

Fund	Expense Limitation Period Ends

First Investors Equity Funds:
Total Return Fund	April 1, 2014
Equity Income Fund	April 1, 2014
Growth & Income Fund	April 1, 2014
Global Fund	April 1, 2014
Select Growth Fund	April 1, 2014
Opportunity Fund	April 1, 2014
Special Situations Fund	April 1, 2014
International Fund	April 1, 2014

First Investors Income Funds:
Cash Management Fund (Institutional Class only)	April 1, 2014
Government Fund	April 1, 2014
Investment Grade Fund	April 1, 2014
Fund For Income	April 1, 2014
International Opportunities Bond Fund	April 1, 2014
Strategic Income Fund (Advisor Class only)	April 3, 2014

First Investors Tax Exempt Funds:
Tax Exempt Income Fund	May 1, 2014
Tax Exempt Opportunities Fund	May 1, 2014
California Tax Exempt Fund	May 1, 2014
Connecticut Tax Exempt Fund	May 1, 2014
Massachusetts Tax Exempt Fund	May 1, 2014
Michigan Tax Exempt Fund	May 1, 2014
Minnesota Tax Exempt Fund	May 1, 2014
New Jersey Tax Exempt Fund	May 1, 2014
New York Tax Exempt Fund	May 1, 2014
North Carolina Tax Exempt Fund	May 1, 2014
Ohio Tax Exempt Fund	May 1, 2014
Oregon Tax Exempt Fund	May 1, 2014
Pennsylvania Tax Exempt Fund	May 1, 2014
Virginia Tax Exempt Fund	May 1, 2014

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